Certain identified information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the registrants if publicly disclosed. The excluded information is indicated by inserting the caption “[Redacted]” where such information is omitted.

Exhibit 9.1

IRREVOCABLE PROXY AGREEMENT

This IRREVOCABLE PROXY AGREEMENT (this “Agreement”) is made as of June 12, 2019, by and among INTERNATIONAL FINANCIAL HOLDINGS GROUP INC., a British Virgin Islands corporation (“Stockholder”), in favor of GEORGE PASTOR, CARLOS RODRIGUEZ-PASTOR, and ANNE MARIE SEE (collectively, the “Agents” and each, an “Agent”).

Stockholder is the beneficial and record holder of 7.73% Class A shares and 24.21% Class B shares (collectively, “Stockholder’s Shares”) of Intercorp Perú Ltd., a Bahamas company (“Company”).

Stockholder desires to irrevocably appoint the Agents, collectively, as its agent, attorney and proxy for the term and purposes and under the conditions as herein provided.

Each of the Agents desires to accept such appointment in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Voting Proxy. Stockholder hereby grants to the Agents an irrevocable proxy to vote Stockholder’s Shares and to exercise all other rights, powers, privileges and remedies to which a holder of Stockholder’s Shares or other equity interests in Company would be entitled (including without limitation giving or withholding written consents of unitholders, members or partners, as applicable, calling special meetings of unitholders, members or partners, as applicable, and voting at such meetings), which proxy is coupled with an interest and shall be effective, automatically and without the necessity of any action (including any transfer of any of Stockholder’s Shares on the record books of the issuer thereof) by any other person (including the issuer of Stockholder’s Shares or any officer or agent thereof), upon the execution of this Agreement.

2.    Action; Successors. The Agents shall act by majority. If one or more of the Agents is unable or unwilling to act, the other Agent(s) may act. An Agent may resign at any time upon 90 days’ notice. An Agent may at any time appoint a successor Agent to serve in his or her place for the remainder of the Term, as hereinafter defined. Such resignations and appointments shall be made by a signed writing. If an Agent ceases to serve due to incapacity or death without having appointed a successor, the other two Agents may, acting unanimously by a signed writing, appoint a successor Agent. Any successor so appointed must be a direct family member or spouse of GEORGE PASTOR, CARLOS RODRIGUEZ-PASTOR, and ANNE MARIE SEE.

3.    Agreements of Company. Company shall give copies of any notices or other communications relating to Stockholder’s Shares that it sends to Stockholder or to any other members to the Agents at the same time as such notices or other communications are sent to Stockholder or any such other unitholder of Company. Company acknowledges the powers and proxies granted herein and agrees that the Agents shall have the sole right to vote Stockholder’s Shares with respect to any matter.

4.    Termination. This Agreement shall terminate at the expiration of an initial period of two (2) years from the date of execution of this instrument (such period, the “Term”). At the end of the two-year period, the appointment of the Agents shall automatically renew for successive 6-month periods unless Stockholder elects to terminate this appointment and proxy upon no less than 90 days’ prior written notice.

5.    Miscellaneous.

(a)    Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in the manner and to the addresses set forth on Appendix A.

(b)    Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the British Virgin Islands.

(c)    Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by each of the parties to this Agreement executed and effective no less than 90 days prior to the effective date of any such amendment, waiver, discharge or termination.

(d)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(e)    Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the courts of the British Virgin Islands.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered.

STOCKHOLDER:

INTERNATIONAL FINANCIAL HOLDINGS GROUP INC., a British Virgin Islands corporation

SIGNED as a DEED by GEORGE PASTOR,
Authorized Signatory

/s/ George Pastor
George Pastor

In the presence of:

Signature of Witness

Print name of Witness

COMPANY:

INTERCORP PERÚ LTD-a Bahamas company

SIGNED as a DEED by [Authorized Person], as [Capacity]

/s/ Fernando Zavala
[Authorized Person] Fernando Zavala

In the presence of:

/s/ Joan Antonio Castro
Signature of Witness

/s/ Joan Antonio Castro
Print name of Witness

AGENTS:

/s/ George Pastor
George Pastor

/s/ Carlos Rodriguez-Pastor
Carlos Rodriguez-Pastor

/s/ Anne Marie See
Anne Marie See

Appendix A

Addresses for Notices by Company to Agents

“[Redacted]”